Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

OmniSource Corporation:

We consent to the incorporation by reference in the registration statements No. 333-103672 on Form S-3 and No. 333-133493 and No. 333-147271 on Form S-8 of Steel Dynamics, Inc. of our report dated February 18, 2008, relating to the consolidated balance sheets of OmniSource Corporation and subsidiaries as of September 30, 2007 and 2006, and the related consolidated statements of income, cash flows, and changes in stockholders’ equity, for each of the years then ended, which report appears in the Current Report on Form 8-K of Steel Dynamics, Inc. dated March 26, 2008.

/s/ KPMG LLP
Indianapolis, Indiana
March 26, 2008